Exhibit 32.1

SECTION 1350 CERTIFICATION
OF CHIEF EXECUTIVE OFFICER

Constellation Brands, Inc.
Form 10-K for Fiscal Year Ended February 28, 2025

In connection with the Constellation Brands, Inc. Annual Report on Form 10-K for the Fiscal Year Ended February 28, 2025, I, William A. Newlands, certify pursuant to 18 U.S.C. Section 1350 that, to the best of my knowledge:

1.     The Annual report on Form 10-K for the Fiscal Year Ended February 28, 2025 of Constellation Brands, Inc. fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

2.    The information contained in the periodic report on Form 10-K for the Fiscal Year Ended February 28, 2025 of Constellation Brands, Inc. fairly presents, in all material respects, the financial condition and results of operations of Constellation Brands, Inc.

Dated:	April 23, 2025	/s/ William A. Newlands
William A. Newlands President and Chief Executive Officer